UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

ZVUE Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32985	98-0430675
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

612 Howard Street, Suite 600 San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 495-6470

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2007, William Bush resigned as the principal financial and accounting officer of ZVUE Corporation (the “Company”). While Mr. Bush left the Company to pursue other interests he has agreed to serve as a strategic advisor to the Company to assist with its strategic initiatives. Mr. Bush resigned his position as principal financial and accounting officer voluntarily and his resignation was not the result of any disagreement with the Company or its management.

On December 20, 2007, the Company appointed Tom Hillman to serve as its interim principal financial and accounting officer. Mr. Hillman, 42, has served as the Company’s VP Finance and Strategy since joining the Company in April 2007. Before joining ZVUE, Hillman served as financial advisor to a number of start-up organizations and was a key member of the financial management team of publicly traded Dreyer’s Grand Ice Cream for 13 years from 1993 to 2006, serving as Assistant Treasurer and as well as directing the company’s financial planning and analysis activities. During his tenure, Dreyer’s grew from $380 million to over $2 billion in sales and was ultimately acquired by Nestle in a multi-billion dollar transaction. Prior to Dreyer’s, Hillman held financial positions with an investment banking firm and Ernst & Young after graduating from Stanford University with a degree in economics.

Item 8.01      Other Events.

On December 20, 2007, the Company issued a press release announcing the resignation of Mr. Bush and the appointment of Tom Hillman as the Company’s interim principal financial and accounting officer.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZVUE Corporation

Dated: December 20, 2007	By:	/s/ Jeff Oscodar
Name: Jeff Oscodar
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 20, 2007